Exhibit 10.1
EXECUTED VERSION

Deal / Facility CUSIP Numbers:    210517AK4 / 210517AL2

$1,000,000,000
TERM LOAN CREDIT AGREEMENT
Dated as of July 22, 2022
among
CONSUMERS ENERGY COMPANY,
as the Company,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as the Banks,
and
U.S. BANK NATIONAL ASSOCIATION,
as Agent

SUMITOMO MITSUI BANKING CORPORATION,
as Syndication Agent
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent

U.S. BANK NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

283408578v.4

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	20
1.3	Accounting Terms	21
1.4	Interest Rates	22
1.5	Divisions	23

ARTICLE II THE ADVANCES		23
2.1	Commitment	23
2.2	Repayment of Loans	23
2.3	Ratable Loans	23
2.4	Types of Advances	23
2.5	Commitment Fee; Changes in Commitments	23
2.6	Advances	23
2.7	Prepayments	24
2.8	Method of Selecting Types and Interest Periods for New Advances	24
2.9	Conversion and Continuation of Outstanding Advances	25
2.10	Interest Rates, Interest Payment Dates	25
2.11	Rate on Overdue Amounts	26
2.12	Method of Payment; Sharing Set-Offs	26
2.13	Record-keeping; Telephonic Notices; Evidence of Debt	27
2.14	Lending Installations	28
2.15	Non-Receipt of Funds by the Agent	28
2.16	Maximum Rate	28

ARTICLE III [INTENTIONALLY OMITTED]		28

ARTICLE IV CHANGE IN CIRCUMSTANCES		28
4.1	Yield Protection	28
4.2	Replacement of Banks	30
4.3	Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement	30
4.4	Funding Indemnification	33
4.5	Taxes	33
4.6	Bank Certificates, Survival of Indemnity	35
4.7	Defaulting Banks	35

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		36
5.1	Incorporation and Good Standing	36
5.2	Corporate Power and Authority: No Conflicts	37
5.3	Governmental Approvals	37
5.4	Legally Enforceable Agreements	37
5.5	Financial Statements	37
5.6	Litigation	37
5.7	Margin Stock	38
5.8	ERISA	38
5.9	Insurance	38
5.10	Taxes	38
5.11	Investment Company Act	38
5.12	Disclosure	38
5.13	Anti-Corruption Laws and Sanctions	38
5.14	Affected Financial Institution	39

ARTICLE VI AFFIRMATIVE COVENANTS		39
6.1	Payment of Taxes, Etc.	39
6.2	Maintenance of Insurance	39
6.3	Preservation of Corporate Existence, Etc	39
6.4	Compliance with Laws, Etc	39
6.5	Visitation Rights	40
6.6	Keeping of Books	40
6.7	Reporting Requirements	40
6.8	Use of Proceeds	42
6.9	Maintenance of Properties, Etc.	43

ARTICLE VII NEGATIVE COVENANTS		43
7.1	Liens	43
7.2	Sale of Assets	44
7.3	Mergers, Etc.	45
7.4	Compliance with ERISA	45
7.5	Organizational Documents	45
7.6	Change in Nature of Business	45
7.7	Transactions with Affiliates	45

ARTICLE VIII FINANCIAL COVENANT		46
8.1	Maximum Consolidated Leverage Ratio	46

ARTICLE IX EVENTS OF DEFAULT		46
9.1	Events of Default	46
9.2	Remedies	48
9.3	Application of Payments	48

ARTICLE X WAIVERS, AMENDMENTS AND REMEDIES		49
10.1	Amendments	49
10.2	Preservation of Rights	50

ARTICLE XI CONDITIONS PRECEDENT		50
11.1	Effectiveness of this Agreement	50
11.2	Each Advance	52

ARTICLE XII GENERAL PROVISIONS		52
12.1	Successors and Assigns	52
12.2	Survival of Representations	55
12.3	Governmental Regulation	55
12.4	Taxes	55
12.5	Choice of Law	55
12.6	Headings	55
12.7	Entire Agreement	55
12.8	Expenses; Indemnification	55
12.9	Severability of Provisions	56
12.10	Setoff	56
12.11	Ratable Payments	57
12.12	Nonliability	57
12.13	Other Agents	57
12.14	USA Patriot Act	58
12.15	Electronic Delivery	58
12.16	Confidentiality	59
12.17	No Advisory or Fiduciary Responsibility	60
12.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	61

ARTICLE XIII THE AGENT		61
13.1	Appointment	61
13.2	Powers	61
13.3	General Immunity	61
13.4	No Responsibility for Recitals, Etc.	62
13.5	Action on Instructions of Banks	62
13.6	Employment of Agents and Counsel	62
13.7	Reliance on Documents; Counsel	62

13.8	Agent’s Reimbursement and Indemnification	62
13.9	Rights as a Bank	63
13.10	Bank Credit Decision	63
13.11	Successor Agent	64
13.12	Additional ERISA Matters	64
13.13	Erroneous Payments	65

ARTICLE XIV NOTICES		67
14.1	Giving Notice	67
14.2	Change of Address	67

ARTICLE XV COUNTERPARTS		67

SCHEDULES
Schedule 1    [Intentionally Omitted]
Schedule 2    Commitment Schedule
EXHIBITS
Exhibit A    Form of Opinion from Melissa M. Gleespen, Esq., Vice President, Corporate Secretary and Chief Compliance Officer of the Company
Exhibit B    Form of Compliance Certificate
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Terms of Subordination (Junior Subordinated Debt
v

TERM LOAN CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT, dated as of July 22, 2022, is among CONSUMERS ENERGY COMPANY, a Michigan corporation (the “Company”), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns, the “Banks”) and U.S. BANK NATIONAL ASSOCIATION, as Agent.
W I T N E S S E T H:
WHEREAS, the Company has requested, and the Agent and the Banks have agreed, on the terms and conditions set forth herein, to enter into a term loan credit facility in an aggregate amount of $1,000,000,000;
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. As used in this Agreement:
“Accounting Changes” – see Section 1.3.
“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Agent, completed by a Bank and furnished to the Agent in connection with this Agreement.
“Advance” means a borrowing hereunder (a) made by some or all of the Banks on the same Borrowing Date or (b) converted or continued by the Banks on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term SOFR Rate Loans, for the same Interest Period.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means U.S. Bank National Association, in its capacity as administrative agent for the Banks pursuant to Article XIII, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article XIII.
“Aggregate Commitment” means the aggregate amount of the Commitments of all Banks then in effect.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.
“Agreement” means this Term Loan Credit Agreement, as amended from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus the Federal Funds Effective Rate Adjustment, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Screen Rate for a one month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Screen Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Screen Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, anti-money laundering or corruption.
“Applicable Margin” means, with respect to Term SOFR Advances, 0.65%, and with respect to Floating Rate Advances, 0.0%.
“Arranger” means each of U.S. Bank National Association, Sumitomo Mitsui Banking Corporation and PNC Capital Markets LLC.
“Assignment Agreement” – see Section 12.1(e).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” – see the preamble.
“Benchmark” means, initially, in the case of Term SOFR Advances, the Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 4.3(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Advance”, the definition of “Term SOFR Advance,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Term SOFR Loan”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and
(3)    in the case of an Early Opt-in Election, the Business Day specified by the Agent in the notice of the Early Opt-in Election provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Majority Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 4.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 4.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” – see Section 2.8.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Lease” means any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP, subject to clause (iii) of Section 1.3.
“Change in Control” means (a) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting capital stock of CMS, or (b) the majority of the board of directors of CMS shall fail to consist of Continuing Directors, or (c) a consolidation or merger of CMS shall occur after which the holders of the outstanding voting capital stock of CMS immediately prior thereto hold less than 50% of the outstanding voting capital stock of the surviving entity, or (d) more than 50% of the outstanding voting capital stock of CMS shall be transferred to any entity of which CMS owns less than 50% of the outstanding voting capital stock or (e) CMS shall own less than 80% of the Equity Interests of the Company.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means July 22, 2022.
“CMS” means CMS Energy Corporation, a Michigan corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, for each Bank, the obligation of such Bank to make Loans to the Company on or prior to the Commitment Termination Date in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.1, as such amount may be modified from time to time.
“Commitment Fee” – see Section 2.5.
“Commitment Termination Date” means November 30, 2022.
“Company” – see the preamble.
“Consolidated Subsidiary” means any Subsidiary the accounts of which are or are required to be consolidated with the accounts of the Company in accordance with GAAP.
“Continuing Director” means, as of any date of determination, any member of the board of directors of CMS who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election; provided that an individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.
“Conversion/Continuation Notice” – see Section 2.9.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Documents” means this Agreement and any notes issued pursuant to Section 2.13(e).
“Credit Party” means the Agent or any other Bank.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Debt” means, with respect to any Person, and without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not overdue), (c) liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan), (d) all liabilities arising in connection with any withdrawal liability under ERISA to any Multiemployer Plan, (e) all obligations of such Person arising under acceptance facilities, (f) all obligations of such Person as lessee under Capital Leases, (g) all obligations of such Person arising under any interest rate swap, “cap”, “collar” or other hedging agreement; provided that for purposes of the calculation of Debt for this clause (g) only, the actual amount of Debt of such Person shall be determined on a net basis to the extent such agreements permit such amounts to be calculated on a net basis, (h) Off-Balance Sheet Liabilities, (i) non-contingent obligations of such Person in respect of letters of credit and bankers’ acceptances, and (j) all guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to assure a creditor against loss (whether by the purchase of goods or services, the provision of funds for payment, the supply of funds to invest in any Person or otherwise) in respect of indebtedness or obligations of any other Person of the kinds referred to in clauses (a) through (i) above. Notwithstanding the foregoing, solely for purposes of the calculation required under Article VIII, Debt shall not include any Junior Subordinated Debt, Hybrid Equity Securities or Hybrid Preferred Securities each issued by the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary.
“Default” means an event which but for the giving of notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund its prospective Loan under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.
“Designated Officer” means the Chief Financial Officer, the Treasurer, an Assistant Treasurer, any Vice President in charge of financial or accounting matters or the principal accounting officer of the Company.
“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Early Opt-in Election” means, if the then-current Benchmark is the Term SOFR Screen Rate, the joint election by the Agent and the Company to trigger a fallback from such Benchmark to the Benchmark Replacement, and a notification by the Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including (i) e-mail, (ii) e-fax, (iii) Intralinks®, Syndtrak®, ClearPar®, DebtDomain® and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.
“Erroneous Payment” – see Section 13.13(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means an event described in Article IX.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, including Michigan Business Tax, by (a) the jurisdiction under the laws of which such Bank or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such

Bank’s principal executive office or such Bank’s applicable Lending Installation is located, and (ii) any U.S. Federal withholding taxes resulting from FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its sole discretion; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Funds Effective Rate Adjustment” means the Prime Rate minus the Federal Funds Effective Rate, not to exceed six percent.
“First Mortgage Bonds” means bonds issued by the Company pursuant to the Indenture.
“Fitch” means Fitch Inc. or any successor thereto.
“Floating Rate” means, with respect to a Floating Rate Advance, an interest rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate or the Applicable Margin changes.
“Floating Rate Advance” means an Advance consisting of Floating Rate Loans.
“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Screen Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be zero.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except, for purposes of the financial statements required to be delivered pursuant to Sections 6.7(b) and (c), for changes concurred in by the Company’s independent public accountants).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the European Union or the European Central Bank).
“Hazardous Substance” means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.
“Hybrid Equity Securities” means securities issued by the Company or a Hybrid Equity Securities Subsidiary that (i) are classified as possessing a minimum of at least two of the following: (x) “intermediate equity content” by S&P; (y) “Basket C equity credit” by Moody’s; and (z) “50% equity credit” by Fitch and (ii) require no repayment, prepayment, mandatory redemption or mandatory repurchase prior to the date that is at least 91 days after the later of the termination of the Commitments and the repayment in full of all Obligations.
“Hybrid Equity Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Equity Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.
“Hybrid Preferred Securities” means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:
(i)such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or a wholly-owned direct or indirect Subsidiary of the Company in exchange for Junior Subordinated Debt issued by the Company or such wholly-owned direct or indirect Subsidiary, respectively;
(ii)    such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such Junior Subordinated Debt; and
(iii)    the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) makes periodic interest payments on such Junior Subordinated Debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

“Hybrid Preferred Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.
“Indemnified Person” – see Section 12.8.
“Indenture” means the Indenture, dated as of September 1, 1945, as supplemented and amended from time to time, from the Company to The Bank of New York Mellon, as successor trustee.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Company pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)no Interest Period shall extend beyond the Maturity Date; and
(d)no tenor that has been removed from this definition pursuant to Section 4.3(b)(iv) may be available for selection by the Company.
“Junior Subordinated Debt” means any unsecured Debt of the Company or a Subsidiary of the Company that is (i) issued in connection with the issuance of Hybrid Equity Securities or Hybrid Preferred Securities and (ii) subordinated to the rights of the Banks hereunder and under the other Credit Documents pursuant to terms of subordination substantially similar to those set forth in Exhibit D, or pursuant to other terms and conditions satisfactory to the Majority Banks.
“Lender Party” – see Section 13.13(a).

“Lending Installation” means any office, branch, subsidiary or Affiliate of a Bank.
“Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
“Loan” – see Section 2.1.
“Majority Banks” means, as of any date of determination, Banks in the aggregate having more than 50% of the Aggregate Commitment as of such date or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure as of such date; provided, if there is more than one (1) Bank, then that at least two (2) of such Banks which are not Defaulting Banks must approve any amendment or modification requiring the consent of the Majority Banks.
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the Company’s ability to perform its obligations under any Credit Document or (c) the validity or enforceability of any Credit Document or the rights or remedies of the Agent or the Banks thereunder.
“Material Subsidiary” means any Subsidiary of the Company that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Company and its Consolidated Subsidiaries.
“Maturity Date” means January 22, 2024 or the date of acceleration following an Event of Default, whichever is the earlier to occur.
“Maximum Rate” – see Section 2.16.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any sale or issuance of securities or incurrence of Debt by any Person, the excess of (i) the gross cash proceeds received by or on behalf of such Person in respect of such sale, issuance or incurrence (as the case may be) over (ii) customary underwriting commissions, auditing and legal fees, printing costs, rating agency fees and other customary and reasonable fees and expenses incurred by such Person in connection therewith.
“Net Worth” means, with respect to any Person, the excess of such Person’s total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any item not included in clause (i) or (ii) above, that is treated as an intangible asset in conformity with GAAP.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all other obligations (including indemnities and interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company to the Banks or to any Bank or the Agent arising under the Credit Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, or (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person; but excluding from this definition, any Operating Leases.
“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee.
“Other Agents” – see Section 12.13.
“Other Taxes” – see Section 4.5(b).
“Outstanding Credit Exposure” means, as to any Bank at any time, the aggregate principal amount of its Loan outstanding at such time.
“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
“Payment Date” means the second Business Day of each calendar quarter occurring after the Closing Date.
“Payment Recipient” – see Section 13.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any ERISA Affiliate and covered by Title IV of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Plan Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC or to appoint a trustee to administer any Plan.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means, with respect to a Bank, a portion equal to (i) a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the Aggregate Commitment and (ii) after the Commitments of all of the Banks have terminated, a fraction the numerator of which is the Outstanding Credit Exposure for such Bank, and the denominator of which is the Aggregate Outstanding Credit Exposure at such time; provided, that in the case of Section 4.7(c), when a Defaulting Bank shall exist the Commitment or Outstanding Credit Exposure, as applicable, of such Defaulting Bank shall be disregarded when calculating such Bank’s “Pro Rata Share”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Agent in its reasonable discretion.
“Regulation D” means Regulation D of the Board from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.
“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Syria, Belarus and Russia).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.
“SEC” means the Securities and Exchange Commission or any governmental authority which may be substituted therefor.
“Securitized Bonds” means nonrecourse bonds or similar asset-backed securities issued by a special-purpose Subsidiary of the Company which are payable solely from specialized charges authorized by the utility commission of the relevant state in connection with the recovery of (x) stranded regulatory costs, (y) stranded clean air and pension costs and (z) other “Qualified

Costs” (as defined in M.C.L. §460.10h(g)) authorized to be securitized by the Michigan Public Service Commission.
“Single Employer Plan” means a Plan maintained by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Taxes” means any and all present or future taxes, duties, assessments, fees, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, that are imposed by a Governmental Authority on or with respect to any payment made by the Company hereunder, but excluding Excluded Taxes and Other Taxes.
“Term SOFR” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Advance” means an Advance consisting of Term SOFR Rate Loans.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin; provided that the Term SOFR Rate expressed as an annual rate shall not be less than zero.
“Term SOFR Rate Loan” means a Loan which bears interest by reference to the Term SOFR Rate other than pursuant to clause (c) of the definition of Alternate Base Rate.

“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate for the applicable tenor comparable to the Interest Period quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the “Screen”), which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Total Consolidated Capitalization” means, at any date of determination, without duplication, the sum of (a) Total Consolidated Debt plus all amounts excluded from Total Consolidated Debt pursuant to clauses (ii), (iii) and (v) of the proviso to the definition of such term (but only, in the case of securities of the type described in clause (iii) of such proviso, to the extent such securities have been deemed to be equity pursuant to Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150)), (b) equity of the common stockholders of the Company, (c) equity of the preference stockholders of the Company and (d) equity of the preferred stockholders of the Company, in each case determined at such date.
“Total Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries (including, without limitation, all Off-Balance Sheet Liabilities); provided that Total Consolidated Debt shall exclude, without duplication, (i) the principal amount of any Securitized Bonds, (ii) any Junior Subordinated Debt, Hybrid Equity Securities or Hybrid Preferred Securities each issued by the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary, (iii) such percentage of the Net Proceeds from any issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities) by the Company or any Consolidated Subsidiary as shall be agreed to be deemed equity by the Agent and the Company prior to the issuance thereof (which determination shall be based on, among other things, the treatment (if any) given to such securities by the applicable rating agencies), (iv) to the extent that any portion of the disposition of the Company’s Palisades Nuclear Plant shall be required to be accounted for as a financing under GAAP rather than as a sale, the amount of liabilities reflected on the Company’s consolidated balance sheet as the result of such disposition, (v) Debt of any Affiliate of the Company that is (1) consolidated on the financial statements of the Company solely as a result of the effect and application of Accounting Standards Codification Subtopic 810-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 46(R) and Accounting Research Bulletin No. 51) and (2) non-recourse to the Company or any of its Affiliates (other than the primary obligor of such Debt and any of its Subsidiaries) and (vi) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10 (previously referred to as Emerging Issues Task Force Issue No.

01-8), any subsequent recommendation or other interpretation, bulletin or other similar document by the Financial Accounting Standards Board on or related to such re-categorization.
“Type” – see Section 2.4.
“UETA” means the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment, if any.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Interpretation.
(a)The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
(b)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c)Unless otherwise specified, each reference to an Article, Section, Exhibit and Schedule means an Article or Section of or an Exhibit or Schedule to this Agreement.
(d)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(e)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(f)The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.
(g)Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).
(h)Unless the context requires otherwise, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).
(i)Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.
(j)Unless the context requires otherwise, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(k)Unless the context requires otherwise, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall change its application of generally accepted accounting principles with respect to any Off-Balance Sheet Liabilities, in each case with the agreement of its independent certified public accountants, and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided that, until such provisions are amended in a manner reasonably satisfactory to the Majority Banks, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to GAAP shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 (previously referred to as Statement of Financial Accounting Standards No. 159) (or any other Accounting Standards Codification Topic having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification Topic having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP under Accounting Standards Codification 842, or any other financial accounting standard having similar result or effect, occurring after December 31, 2018, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of December 31, 2018 to be recorded as a liability/debt on the Company’s statement of financial position under GAAP.
1.4    Interest Rates. The interest rate on Term SOFR Loans is determined by reference to the Term SOFR Screen Rate, which is derived from Term SOFR. Section 4.3(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 4.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.3(b), will have the same value as, or be economically equivalent to, Term SOFR. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.5    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE ADVANCES
2.1Commitment. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make term loans in U.S. dollars to the Company in not more than three (3) Advances on or prior to the Commitment Termination Date in an amount equal to such Bank’s unused Commitment (the “Loans”). Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
2.2Repayment of Loans. The Aggregate Outstanding Credit Exposure and all other unpaid obligations of the Company hereunder shall be paid in full on the Maturity Date.
2.3Ratable Loans. Each Advance shall consist of Loans made by the several Banks ratably according to their Pro Rata Shares.
2.4Types of Advances. The Advances may be Floating Rate Advances or Term SOFR Advances (each a “Type” of Advance), or a combination thereof, as selected by the Company in accordance with Sections 2.8 and 2.9.
2.5Commitment Fee; Changes in Commitments.
(a)The Company agrees to pay to the Agent for the account of each Bank a commitment fee (the “Commitment Fee”) on the aggregate unused amount of such Bank’s Commitment from September 20, 2022 until the earlier of (i) the Commitment Termination Date and (ii) the date on which all of the Commitments under this Agreement have been terminated, at a rate per annum equal to 0.075%, payable in arrears quarterly on the last Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date.
(b)The Company may permanently reduce the unused portion of the Aggregate Commitment in whole or in part ratably among the Banks in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least five (5) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligation of the Banks to make any Advance hereunder.

2.6Advances. Each Advance shall be in the minimum amount of $10,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided that any Floating Rate Advance may be in the amount of the Aggregate Commitment (rounded down, if necessary, to an integral multiple of $1,000,000).
2.7Prepayments.
(a)The Company may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances or, in a minimum aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances upon written notice to the Agent provided no later than 12:00 noon (New York City time) on the applicable date of any such repayment. The Company may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 4.4, but otherwise without penalty or premium, all outstanding Term SOFR Advances or, in a minimum aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of any outstanding Term SOFR Advance upon three (3) Business Days’ prior written notice to the Agent; provided that if, after giving effect to any such prepayment, the principal amount of any Term SOFR Advance is less than $5,000,000, such Term SOFR Advance shall automatically convert into a Floating Rate Advance.
(b)Each prepayment of an Advance pursuant to Section 2.7(a) shall be applied to prepay the Loans ratably in accordance with the then outstanding amounts thereof. Prepayment shall be accompanied by (i) accrued interest to the extent required by Section 2.10 and (ii) funding indemnification amounts required by Section 4.4.
(c)Unless previously terminated, the Aggregate Commitment shall be automatically reduced and terminated ratably among the Banks at 5:00 p.m. (New York City time) (i) on a dollar-for-dollar basis concurrently with the making of any Advance on any Borrowing Date and (ii) on the Commitment Termination Date.
2.8Method of Selecting Types and Interest Periods for New Advances. The Company shall select the Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable thereto from time to time. The Company shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (New York City time) on the applicable Borrowing Date of each Floating Rate Advance and not later than 12:00 noon (New York City time) three (3) Business Days before the applicable Borrowing Date (or, solely with respect to the initial Borrowing Notice, such shorter period as may be acceptable to the Agent) for each Term SOFR Advance, specifying:
(i)the Borrowing Date, which shall be a Business Day;
(ii)the aggregate amount of such Advance;
(iii)the Type of Advance selected; and

(iv)in the case of each Term SOFR Advance, the initial Interest Period applicable thereto.
Promptly after receipt thereof, the Agent will notify each Bank of the contents of each Borrowing Notice. Not later than 3:00 p.m. (New York City time) on each Borrowing Date, each Bank shall make available its Loan in funds immediately available in New York, New York to the Agent at its address specified pursuant to Section 14.1. To the extent funds are received from the Banks, the Agent will make such funds available to the Company at the Agent’s aforesaid address. No Bank’s obligation to make any Loan shall be affected by any other Bank’s failure to make any Loan.
2.9Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Term SOFR Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.2 or 2.7. Each Term SOFR Advance shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Floating Rate Advance unless (x) such Term SOFR Advance is or was repaid in accordance with Section 2.2 or 2.7 or (y) the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Advance continue as a Term SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Company may elect from time to time to convert all or any part of a Floating Rate Advance into a Term SOFR Advance. The Company shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Term SOFR Advance or continuation of a Term SOFR Advance not later than 12:00 noon (New York City time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:
(i)the requested date, which shall be a Business Day, of such conversion or continuation;
(ii)the aggregate amount and Type of the Advance which is to be converted or continued; and
(iii)the amount of the Advance which is to be converted into or continued as a Term SOFR Advance and the duration of the Interest Period applicable thereto;
provided that no Advance may be continued as, or converted into, a Term SOFR Advance if (x) such continuation or conversion would violate any provision of this Agreement or (y) a Default or Event of Default exists.
2.10Interest Rates, Interest Payment Dates. (a) Subject to Section 2.11, each Advance shall bear interest as follows:
(i)at any time such Advance is a Floating Rate Advance, at a rate per annum equal to the Floating Rate from time to time in effect; and

(ii)at any time such Advance is a Term SOFR Advance, at a rate per annum equal to the Term SOFR Rate for each applicable Interest Period.
Changes in the rate of interest on that portion or any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate.
(b)Interest accrued on each Floating Rate Advance shall be payable on each Payment Date and on the Maturity Date. Interest accrued on each Term SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Term SOFR Advance is prepaid and on the Maturity Date. Interest accrued on each Term SOFR Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Term SOFR Advances and interest on Floating Rate Advances based on the Federal Funds Effective Rate shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on each Advance shall accrue from and including the date such Advance is made to but excluding the date payment thereof is received in accordance with Section 2.12. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of a Term SOFR Advance, such next succeeding Business Day falls in a new calendar month, in which case such payment shall be due on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.11Rate on Overdue Amounts. If any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, the Floating Rate plus 2%.
2.12Method of Payment; Sharing Set-Offs. (a) All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Agent at its address specified on its signature page to this Agreement (or at any other Lending Installation of the Agent specified in writing by the Agent to the Company), without setoff or counterclaim, not later than 12:00 noon (New York City time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Agent among the Banks. Funds received after such time shall be deemed received on the following Business Day unless the Agent shall have received from, or on behalf of, the Company a Federal Reserve reference number with respect to such payment before 1:00 p.m. (New York City time) on the date of such payment. Each payment delivered to the Agent for the account of any Bank shall be delivered promptly by the Agent in the same type of funds received by the Agent to such Bank at the address specified for such Bank in its Administrative Questionnaire or at any Lending Installation specified in a notice received by the Agent from such Bank. The Agent is hereby authorized to charge the account of the Company maintained with U.S. Bank National Association, if any, for each payment of principal, interest and fees as such payment becomes due hereunder.

(b)If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.8, Section 2.15 or Section 13.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.
2.13Record-keeping; Telephonic Notices; Evidence of Debt.
(a)Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.
(b)The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.
(c)The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.
(d)The Company hereby authorizes the Banks and the Agent to make Advances based on oral or written requests, including Borrowing Notices and Conversion/Continuation Notices via telephone. The Agent and the Banks may rely upon, and shall incur no liability for relying upon, any oral or written request the Agent or any Bank believes to be genuine and to have been signed, sent or made by an authorized person. The Company agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by a Designated Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.
(e)Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.1) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.14Lending Installations. Subject to the provisions of Section 4.6, each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by the applicable Bank for the benefit of such Lending Installation. Each Bank may, by written or facsimile notice to the Company, designate a Lending Installation through which Loans will be made by it and for whose account payments on the Loans are to be made.
2.15Non-Receipt of Funds by the Agent. Unless a Bank or the Company, as the case may be, notifies the Agent prior to the time on the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.
2.16Maximum Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.
ARTICLE III
[INTENTIONALLY OMITTED]
ARTICLE IV
CHANGE IN CIRCUMSTANCES
4.1Yield Protection.
(a)If any Change in Law,

(i)subjects the Agent or any Bank or any applicable Lending Installation to any tax, duty, charge, withholding levy, imposts, deduction, assessment or fee on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes, and (C) Other Taxes), or
(ii)imposes or increases or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by any Bank or any applicable Lending Installation, or
(iii)imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, continuing, converting into, funding or maintaining Advances, or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with Advances or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to its Outstanding Credit Exposure or interest received by it, by an amount deemed material by such Bank, or
(iv)affects the amount of capital or liquidity required or expected to be maintained by any Bank or any applicable Lending Installation or any corporation controlling any Bank and such Bank determines the amount of capital or liquidity required is increased by or based upon the existence of this Agreement or its obligation to make Advances hereunder or of commitments of this type, then, upon presentation by the Agent or such Bank to the Company of a certificate (as referred to in the immediately succeeding sentence of this Section 4.1) setting forth the basis for such determination and the additional amounts reasonably determined by the Agent or such Bank for the period of up to ninety (90) days prior to the date on which such certificate is delivered to the Company and the Agent, to be sufficient to compensate the Agent or such Bank, as applicable, in light of such circumstances, the Company shall within thirty (30) days of such delivery of such certificate pay to the Agent for its own account or for the account of the Agent or such Bank, as applicable, the specified amounts set forth on such certificate. The Agent or the affected Bank, as applicable, shall deliver to the Company and the Agent a certificate setting forth the basis of the claim and specifying in reasonable detail the calculation of such increased expense, which certificate shall be prima facie evidence as to such increase and such amounts. The Agent or an affected Bank, as applicable, may deliver more than one certificate to the Company during the term of this Agreement. In making the determinations contemplated by the above-referenced certificate, the Agent and any Bank may make such reasonable estimates, assumptions, allocations and the like that the Agent or such Bank, as applicable, in good faith determines to be appropriate, and the Agent’s or such Bank’s selection thereof in accordance with this Section 4.1 shall be conclusive and binding on the Company, absent manifest error.
(b)No Bank shall be entitled to demand compensation or be compensated hereunder to the extent that such compensation relates to any period of time more than ninety (90) days prior to the date upon which such Bank first notified the Company of the occurrence of the event entitling such Bank to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Company).
4.2Replacement of Banks.
(a)If any Bank shall make a demand for payment under Section 4.1, then within thirty (30) days after such demand, the Company may, with the approval of the Agent (which approval shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand, at the Company’s sole cost and expense, that such Bank assign to one or more financial institutions designated by the Company and approved by the Agent all (but not less than all) of such Bank’s Commitment and Outstanding Credit Exposure within the period ending on the later of such 30th day and the last day of the longest of the then current Interest Periods or maturity dates for such Outstanding Credit Exposure. Any such assignment shall be consummated on terms satisfactory to the assigning Bank; provided that such Bank’s consent to such assignment shall not be unreasonably withheld.
(b)If the Company shall elect to replace a Bank pursuant to clause (a) above, the Company shall prepay the Outstanding Credit Exposure of such Bank, and the financial institution or institutions selected by the Company shall replace such Bank as a Bank hereunder pursuant to an instrument satisfactory to the Company, the Agent and the Bank being replaced by making Advances to the Company in the amount of the Outstanding Credit Exposure of such assigning Bank and assuming all the same rights and responsibilities hereunder as such assigning Bank and having the same Commitment as such assigning Bank.
(c)If any Bank becomes a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment); provided that (i) to the extent required pursuant to Section 12.1(c), the Company shall have received the necessary consents from the Agent, if any, and (ii) such Bank shall have received payment of an amount equal to its Outstanding Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Outstanding Credit Exposure and accrued interest and fees) or the Company (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
4.3Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.
(a)Availability of Term SOFR Advances. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, but subject to Section 4.3(b), if the Agent determines (which determination shall be conclusive absent manifest error), or the Majority Banks notify the Agent that the Majority Banks have determined, that:
(i)for any reason in connection with any request for a Term SOFR Advance or a conversion or continuation thereof, the Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Advance does not adequately and fairly reflect the cost to such Banks of funding such Loans, or
(ii)the interest rate applicable to Term SOFR Advances for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Agent shall suspend the availability of Term SOFR Advances and the Borrower shall elect by prompt written notice to the Agent to either repay any affected Term SOFR Advance or convert any affected Term SOFR Advance to a Floating Rate Advance (provided that if such notice is not received by the Agent within 3 Business Days following the Agent’s notice of suspension to the Borrower, the Agent shall convert the Term SOFR Advance to a Floating Rate Advance), subject to the payment of any funding indemnification amounts required by Section 4.4.
(a)Benchmark Replacement.
(i)Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 4.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 4.3(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon notice to the Company by the Agent in accordance with Section 14.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 4.3(b), the Company may revoke any request for a Term SOFR Advance, or any request for the conversion or continuation of a Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Company will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Floating Rate Advance or conversion to a Floating Rate Advance. During any Benchmark

Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
4.4Funding Indemnification. If any payment of a Term SOFR Rate Loan occurs on a date which is not the last day of an applicable Interest Period, whether because of prepayment or otherwise (including as a result of acceleration), or a Term SOFR Rate Loan is not made on the date specified by the Company for any reason other than default by the Banks or a Term SOFR Rate Loan is assigned on a date which is not the last day of an applicable Interest Period as a result of a request by the Company under Section 4.2, the Company will indemnify each Bank for any loss or cost (but not lost profits) incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Term SOFR Rate Loan.
4.5Taxes.
(a)All payments by the Company to or for the account of any Bank or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes unless such deduction is required by law. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, (i) the sum payable shall be increased by the amount of such Taxes required to be withheld as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
(b)In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).
(c)The Company hereby agrees to indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Agent or such Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Bank makes demand therefor pursuant to Section 4.6.
(d)Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten (10) Business Days after the Closing Date, or, if later, not more than ten (10) Business Days after becoming a Bank hereunder, (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, or any other form or documentation prescribed by applicable law, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(e)For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.
(f)Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(g)If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation shall not be required if in a Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(h)Each Bank shall severally indemnify the Agent for any taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing authority (but, in the case of any Taxes and Other Taxes, only to the extent that the Company has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Company to do so) attributable to such Bank that are paid or payable by the Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant taxing authority. The indemnity under this Section 4.5(h) shall be paid within ten (10) days after the Agent delivers to the applicable Bank a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. The obligations of the Banks under this clause (h) shall survive the payment of the Obligations and termination of this Agreement.
4.6Bank Certificates, Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to Term SOFR Rate Loans to reduce any liability of the Company to such Bank under Section 4.1 or to avoid the unavailability of Term SOFR Rate Loans under Section 4.3, so long as such designation is not disadvantageous to such Bank. A certificate of such Bank as to the amount due under Section 4.1, 4.4 or 4.5 shall be final, conclusive and binding on the Company in the absence of manifest error. Unless otherwise provided herein, the amount specified in any certificate shall be payable on demand after receipt by the Company of such certificate. The obligations of the Company under Sections 4.1, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement; provided that no Bank shall be entitled to compensation to the extent that such compensation relates to any period of time more than ninety (90) days after the termination of this Agreement.
4.7Defaulting Banks.
Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 9.2 or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 12.10 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the

Agent hereunder; second, unless a Default or Event of Default exists, as the Company may request to fund any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to be held in a deposit account and released in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Credit Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement or under any other Credit Document; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans and funded are held by the Banks pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
(b)The Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided, that, except as otherwise provided in Section 10.1, this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank directly affected thereby.
(c)In the event that the Agent and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share of the Aggregate Commitment.
(d)Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.5, as applicable.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Company hereby represents and warrants that:

5.1Incorporation and Good Standing. Each of the Company and its Material Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.
5.2Corporate Power and Authority: No Conflicts. The execution, delivery and performance by the Company of the Credit Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) violate the Company’s articles of incorporation, bylaws or any applicable law, or (ii) breach or result in an event of default under any indenture or material agreement, and do not result in or require the creation of any Lien upon or with respect to any of its properties.
5.3Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured long-term debt granted by the Federal Energy Regulatory Commission, which authorization has been obtained and is in full force and effect.
5.4Legally Enforceable Agreements. Each Credit Document constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).
5.5Financial Statements. (a) The audited balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2021, and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (copies of which have been furnished to each Bank), fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.
(b)The unaudited balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2022, and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the three-month period then ended, as set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (copies of which have been furnished to each Bank), fairly present (subject to year-end audit adjustments) the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the three-month period ended on such date, all in accordance with GAAP.
(c)Since December 31, 2021, there has been no Material Adverse Change.
5.6Litigation. Except (i) to the extent described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the

fiscal quarter ended March 31, 2022, in each case as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports referred to in the foregoing clause (i) (all matters described in clauses (i) and (ii) above, the “Disclosed Matters”), there is no pending or threatened action, suit, investigation or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator, which, if adversely determined, might reasonably be expected to result in a Material Adverse Change. As of the Closing Date, (a) there is no litigation challenging the validity or the enforceability of any of the Credit Documents and (b) there have been no adverse developments with respect to the Disclosed Matters that have resulted, or could reasonably be expected to result, in a Material Adverse Change.
5.7Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.
5.8ERISA. No Plan Termination Event has occurred or is reasonably expected to occur with respect to any Plan. Neither the Company nor any ERISA Affiliate is an employer under or has any liability with respect to a Multiemployer Plan. None of the Company and its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated hereby, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
5.9Insurance. All insurance required by Section 6.2 is in full force and effect.
5.10Taxes. The Company and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Company or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.
5.11Investment Company Act. The Company is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).
5.12Disclosure.
(a)The Company has not withheld any fact from the Agent or the Banks in regard to the occurrence of a Material Adverse Change; and all financial information delivered by the Company to the Agent and the Banks on and after the date of this Agreement is true and correct in all material respects as at the dates and for the periods indicated therein.
(b)As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date, if required, to any Bank in connection with this Agreement is true and correct in all respects.

5.13Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies, procedures and/or practices designed to ensure, in its reasonable judgment, compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
5.14Affected Financial Institution. The Company is not an Affected Financial Institution.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement:
6.1Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures or (ii) the non-payment of which will not result in a Material Adverse Change.
6.2Maintenance of Insurance. The Company shall, and shall cause each of its Material Subsidiaries to, maintain insurance in such amounts and covering such risks with respect to its business and properties as is usually carried by companies engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves or one or more insurance funds, either alone or with other corporations or associations.
6.3Preservation of Corporate Existence, Etc. Except as provided in Section 7.3, the Company shall, and shall cause each of its Material Subsidiaries to, (a) preserve and maintain its corporate existence, rights and franchises, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided that the Company shall not be required to preserve any such right or franchise under clause (a) above or to remain so qualified under clause (b) above unless the failure to do so would reasonably be expected to result in a Material Adverse Change.

6.4Compliance with Laws, Etc. The Company shall, and shall cause each of its Consolidated Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the non-compliance of which would reasonably be expected to result in a Material Adverse Change. The Company will maintain in effect and enforce policies, procedures and/or practices designed to ensure, in its reasonable judgment, compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.5Visitation Rights. The Company shall, and shall cause each of its Material Subsidiaries to, at any reasonable time and from time to time, permit the Agent, any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers.
6.6Keeping of Books. The Company shall, and shall cause each of its Consolidated Subsidiaries to, keep adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit the Company and its Consolidated Subsidiaries to present financial statements in accordance with GAAP.
6.7Reporting Requirements. The Company shall furnish to the Agent, with sufficient copies for each of the Banks (and the Agent shall thereafter promptly make available to the Banks):
(a)as soon as practicable and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Designated Officer as to the nature thereof, and as soon as practicable and in any event within five (5) Business Days thereafter, a statement of a Designated Officer as to the action which the Company has taken, is taking or proposes to take with respect thereto;
(b)as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and the related consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, or statements providing substantially similar information (which requirement shall be deemed satisfied by the delivery of the Company’s quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Designated Officer as having been prepared in accordance with GAAP, together with (i) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto, and (ii) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal quarter or year, as the case may be, of the Company;
(c)as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the Company’s Annual Report on Form 10-K (or any successor form) for such year, including therein the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for such year, or statements providing substantially similar information, in each case (i) certified by independent public accountants of recognized national standing selected by the Company and not objected to by the Majority Banks (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) together with (a) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto and (b) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal year of the Company;
(d)promptly after the sending or filing thereof, notice of all proxy statements which the Company sends to its stockholders, copies of all regular, periodic and special reports (other than those which relate solely to employee benefit plans) which the Company files with the SEC and notice of the sending or filing of (and, upon the request of the Agent or any Bank, a copy of) any final prospectus filed with the SEC;
(e)as soon as possible and in any event (i) within thirty (30) days after the Company or any ERISA Affiliate knows or has reason to know that any Plan Termination Event described in clause (a) of the definition of Plan Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after the Company or any ERISA Affiliate knows or has reason to know that any other Plan Termination Event with respect to any Plan has occurred and could reasonably be expected to result in a material liability to the Company, a statement of the Chief Financial Officer of the Company describing such Plan Termination Event and the action, if any, which the Company or such ERISA Affiliate, as the case may be, proposes to take with respect thereto;
(f)[Reserved];
(g)as soon as possible and in any event within five (5) Business Days after the occurrence of any default under any agreement to which the Company or any of its

Subsidiaries is a party, which default would reasonably be expected to result in a Material Adverse Change, and which is continuing on the date of such certificate, a certificate of the president or chief financial officer of the Company setting forth the details of such default and the action which the Company or any such Subsidiary proposes to take with respect thereto; and
(h)promptly after requested, (x) such other information respecting the business, properties or financial condition of the Company as the Agent or any Bank through the Agent may from time to time reasonably request in writing and (y) information and documentation reasonably requested by the Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation; and
(i)promptly after becoming aware thereof, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Documents required to be delivered pursuant to Section 6.7(d) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided that: (A) upon written request by the Agent (or any Bank through the Agent) to the Company, the Company shall deliver paper copies of such documents to the Agent or such Bank until a written request to cease delivering paper copies is given by the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e. soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
6.8Use of Proceeds.
(a)The Company will use the proceeds of the Advances for general corporate purposes and working capital. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
(b)The Company will not request any Loans, and the Company shall not directly or knowingly indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or knowingly indirectly use, the proceeds of any Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, the Company’s and its Subsidiaries’ provision of utility services in the ordinary course of business in accordance with applicable law, including Anti-Corruption Laws and applicable Sanctions, shall not constitute a violation of this Section.
6.9Maintenance of Properties, Etc. The Company shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good and safe condition and repair to the same degree as other companies engaged in similar businesses and owning similar properties, and not permit, commit or suffer any waste or abandonment of any such Property, and from time to time make or cause to be made all material repairs, renewals and replacements thereof, including any capital improvements which may be required; provided that such Property may be altered or renovated in the ordinary course of the Company’s or its Subsidiaries’ business; and provided, further, that the foregoing shall not restrict the sale of any asset of the Company or any Subsidiary to the extent not prohibited by Section 7.2.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement:
7.1Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:
(a)Liens created pursuant to the Indenture securing the First Mortgage Bonds;
(b)Liens securing pollution control bonds, or bonds issued to refund or refinance pollution control bonds (including Liens securing obligations (contingent or otherwise) of the Company under letter of credit agreements or other reimbursement or similar credit enhancement agreements with respect to pollution control bonds); provided that the aggregate face amount of any such bonds so issued shall not exceed the aggregate face amount of such pollution control bonds, as the case may be, so refunded or refinanced;
(c)Liens in (and only in) assets acquired to secure Debt incurred to finance the acquisition of such assets;
(d)statutory and common law banker’s Liens on bank deposits;
(e)Liens in respect of accounts receivable sold, transferred or assigned by the Company;

(f)Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(g)Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(h)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;
(i)judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered (subject to a customary deductible) by insurance;
(j)zoning restrictions, easements, licenses, covenants, reservations, utility company rights, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company or any Subsidiary or materially impair the operation of its business;
(k)Liens arising in connection with the financing of the Company’s fuel resources, including nuclear fuel;
(l)Liens arising pursuant to M.C.L. 324.20138; provided that the aggregate amount of all obligations secured by such Liens (excluding any such Liens of which the Company has no knowledge or which are permitted by clause (f) above) shall not exceed $20,000,000;
(m)Liens arising in connection with Securitized Bonds;
(n)Liens on natural gas, oil and mineral, or on stock in trade, material or supplies manufactured or acquired for the purpose of sale and or resale in the usual course of business or consumable in the operation of any of the properties of the Company; provided that such Liens secure obligations not exceeding $500,000,000 in aggregate principal amount; and
(o)other Liens securing obligations in an aggregate amount not in excess of $500,000,000.
In addition, the Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on the Equity Interests of any Material Subsidiary other than Liens permitted to exist under clauses (f), (g), (h) or (i) above.

7.2Sale of Assets. The Company will not, and will not permit any Material Subsidiary to, sell, lease, assign, transfer or otherwise dispose of 25% or more of its assets calculated with reference to total assets as reflected on the Company’s consolidated balance sheet as at December 31, 2021, during the term of this Agreement.
7.3Mergers, Etc. The Company will not, and will not permit any Material Subsidiary to, merge with or into or consolidate with or into any other Person, except that the Company or any Material Subsidiary may merge with any other Person; provided that, in each case, immediately after giving effect thereto, (a) no event shall occur and be continuing which constitutes a Default or Event of Default, (b) if the Company is party thereto, the Company is the surviving corporation, or, if the Company is not party thereto, a Material Subsidiary is the surviving corporation, (c) neither the Company nor any Material Subsidiary shall be liable with respect to any Debt or allow its Property to be subject to any Lien which it could not become liable with respect to or allow its Property to become subject to under this Agreement on the date of such transaction and (d) the Company’s Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger.
7.4Compliance with ERISA. The Company will not, and will not permit any ERISA Affiliate to, permit to exist any occurrence of any Reportable Event, or any other event or condition which presents a material (in the reasonable opinion of the Majority Banks) risk of a termination by the PBGC of any Plan, which termination will result in any material (in the reasonable opinion of the Majority Banks) liability of the Company or such ERISA Affiliate to the PBGC.
7.5Organizational Documents. The Company will not, and will not permit any Consolidated Subsidiary to, amend, modify or otherwise change any of the terms or provisions in any of their respective certificate of incorporation and by-laws (or comparable constitutive documents) as in effect on the Closing Date to the extent that such change is reasonably expected to result in a Material Adverse Change.
7.6Change in Nature of Business. The Company will not, and will not permit any Material Subsidiary to, make any material change in the nature of its business as carried on as of the Closing Date.
7.7Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction with any of its Affiliates (other than the Company or any Subsidiary) unless such transaction is on terms no less favorable to the Company or such Subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate; provided that the foregoing shall not prohibit (a) the payment by the Company or any Subsidiary of dividends or other distributions on, or redemptions of, its capital stock, (b) the purchase, acquisition or retirement by the Company or any Subsidiary of the Company’s capital stock or (c) intercompany loans and advances not otherwise prohibited by this Agreement.

ARTICLE VIII
FINANCIAL COVENANT
8.1Maximum Consolidated Leverage Ratio. So long as any of the Obligations shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Company shall at all times maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.
ARTICLE IX
EVENTS OF DEFAULT
9.1Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
(a)the Company shall fail to pay (i) any principal of any Advance when due and payable within one (1) Business Day after the same becomes due, or (ii) any interest on any Advance or any fee or other Obligation payable hereunder within five (5) Business Days after such interest or fee or other Obligation becomes due and payable;
(b)any representation or warranty made by or on behalf of the Company in this Agreement or any other Credit Document or in any certificate, document, report, financial or other written statement furnished at any time pursuant to any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
(c)(i) the Company or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 6.3(a) (solely with respect to the Company), Article VII or Article VIII; or (ii) the Company or any of its Subsidiaries shall fail to comply with Section 6.8(b) and such failure under this clause (ii) shall continue for five (5) Business Days after the occurrence of such breach; or (iii) the Company shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in this Agreement or in any other Credit Document and such failure under this clause (iii) shall continue for thirty (30) consecutive days after the earlier of (x) a Designated Officer obtaining knowledge of such breach and (y) written notice thereof by means of facsimile, regular mail or written notice delivered in person (or telephonic notice thereof confirmed in writing) having been given to the Company by the Agent or the Majority Banks;
(d)the Company or any Material Subsidiary shall: (i) fail to pay any Debt (other than the payment obligations described in clause (a) above) in excess of $75,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the instrument or agreement relating to such Debt; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt, unless the obligee under or holder of such

Debt shall have waived in writing such circumstance, or such circumstance has been cured, so that such circumstance is no longer continuing; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), in each case in accordance with the terms of such agreement or instrument, prior to the stated maturity thereof; or (iv) generally not, or shall admit in writing its inability to, pay its debts as such debts become due;
(e)the Company or any Material Subsidiary: (i) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iii) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of sixty (60) consecutive days or more; or (iv) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (v) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or (vi) shall take any corporate action to authorize any of the actions set forth above in this clause (e);
(f)one or more judgments, decrees or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of more than thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(g)any material provision of any Credit Document, after execution hereof or delivery thereof under Article XI, shall for any reason other than the express terms hereof or thereof cease to be valid and binding on any party thereto; or the Company shall so assert in writing;
(h)any Plan Termination Event with respect to a Plan shall have occurred, and thirty (30) days after notice thereof shall have been given to the Company by the Agent, (i) such Plan Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of the assets accumulated in such Plan by more than the amount of $75,000,000 (or in the case of a Plan Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(A)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or
(i)a Change in Control shall occur.

9.2Remedies. If any Event of Default shall occur and be continuing, the Agent shall upon the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) declare the Commitments to be terminated or suspended, whereupon the same shall forthwith terminate, and/or (ii) declare the Obligations to be forthwith due and payable, whereupon the Aggregate Outstanding Credit Exposure and all other Obligations shall become and be forthwith due and payable, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided that in the case of an Event of Default referred to in Section 9.1(e), the Commitments shall automatically terminate and the Obligations shall automatically become due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.
9.3Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Company or the Majority Banks, all payments received on account of the Obligations shall, subject to Section 4.7, be applied by the Agent as follows:
(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent (including fees and disbursements and other charges of counsel to the Agent payable under Section 12.8);
(b)second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Banks (including fees and disbursements and other charges of counsel to the Banks payable under Section 12.8) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;
(c)third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause (c) payable to them;
(d)fourth, to the payment in full of all other Obligations, in each case ratably among the Agent and the Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(e)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE X
WAIVERS, AMENDMENTS AND REMEDIES
10.1Amendments. Subject to the provisions of this Article X, the Majority Banks (or the Agent with the consent in writing of the Majority Banks) and the Company may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Credit Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Banks:
(a)Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or fees thereon.
(b)Modify the percentage of Banks specified in the definition of Majority Banks.
(c)Extend the Maturity Date or increase the amount of the Commitment of any Bank hereunder, or permit the Company to assign its rights under this Agreement.
(d)Amend this Section 10.1 or Section 12.11.
(e)Make any change in an express right in this Agreement of a single Bank to give its consent, make a request or give a notice.
(f)Amend any provisions hereunder relating to the pro rata treatment of the Banks.
No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment to Section 4.7 shall be effective unless the same shall be in writing and signed by the Agent and the Majority Banks. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Bank, except with respect to any amendment, waiver or other modification referred to in clause (a) or (c) above and then only in the event such Defaulting Bank shall be directly affected by such amendment, waiver or other modification.
If, in connection with any proposed amendment, waiver or consent requiring the consent of “all of the Banks”, the consent of the Majority Banks is obtained, but the consent of other necessary Banks is not obtained (any such Bank whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Bank”), then the Company may elect to replace a Non-Consenting Bank as a Bank party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which consents to such proposed amendment and which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Bank pursuant to an Assignment Agreement and to become a Bank for all purposes under this Agreement and to assume all obligations of the Non-Consenting Bank to be terminated as of such date and to comply with the requirements of Section 12.1, and (ii) the Company shall pay to such Non-Consenting Bank in same day funds on the day of such replacement (1) the outstanding principal amount of its Outstanding Credit Exposure and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Bank by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Bank under Sections 4.1 and 4.5, and (2) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 4.4 had the Loans of such Non-Consenting Bank been prepaid on such date rather than sold to the replacement Bank.
If the Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
10.2Preservation of Rights. No delay or omission of the Banks or the Agent to exercise any right under the Credit Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or Event of Default or the inability of the Company to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Credit Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 10.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Credit Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Banks until the Obligations have been paid in full.
ARTICLE XI
CONDITIONS PRECEDENT
11.1Effectiveness of this Agreement. This Agreement shall not become effective unless the Agent shall have received (or such delivery shall have been waived in accordance with Section 10.1):
(a)(i) Counterparts of this Agreement executed by the Company and the Banks or (ii) written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and a promissory note executed by the Company for each Bank that shall have requested the same.
(b)Copies of the Restated Articles of Incorporation of the Company, together with all amendments, certified by the Secretary or an Assistant Secretary of the Company, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c)Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution, delivery and performance of the Credit Documents.
(d)An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the original or facsimile signature of the officers of the Company authorized to sign the Credit Documents and the officers or other employees authorized to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.
(e)A certificate, signed by a Designated Officer of the Company, stating that on the Closing Date (i) no Default or Event of Default has occurred and is continuing and (ii) each representation or warranty contained in Article V is true and correct.
(f)A favorable opinion of (i) Melissa M. Gleespen, Esq., Vice President, Corporate Secretary and Chief Compliance Officer of the Company, as to such matters as the Agent may reasonably request and (ii) Sidley Austin LLP, counsel for the Agent, as to such matters as the Agent may reasonably request. Such opinions shall be addressed to the Agent and the Banks and shall be satisfactory in form and substance to the Agent.
(g)Evidence, in form and substance satisfactory to the Agent, that the Company has obtained all governmental approvals, if any, necessary for it to enter into the Credit Documents.
(h)[Reserved].
(i)(i) Satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, together with such information as the Agent and the Banks shall reasonably request.
(j)To the extent requested by any of the Banks, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, such Bank shall have received a Beneficial Ownership Certification in relation to the Company.
(k)All fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(l)Such other documents as any Bank or its counsel may have reasonably requested.
11.2Each Advance. The Banks shall not be required to make any Advance if on the applicable Borrowing Date, (i) any Default or Event of Default exists or would result from such Advance, (ii) any representation or warranty contained in Article V is not true and correct as of such Borrowing Date, except Section 5.5(c) and the first sentence of Section 5.6 or (iii) all legal matters incident to the making of such Advance are not satisfactory to the Banks and their counsel. Each Borrowing Notice shall constitute a representation and warranty by the Company that the conditions contained in clauses (i) and (ii) above will be satisfied on the relevant Borrowing Date. For the avoidance of doubt, the conversion or continuation of an Advance shall not be considered the making of an Advance.
ARTICLE XII
GENERAL PROVISIONS
12.1Successors and Assigns. (a) The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations under the Credit Documents. Any Bank may sell participations in all or a portion of its rights and obligations under this Agreement pursuant to clause (b) below and any Bank may assign all or any part of its rights and obligations under this Agreement pursuant to clause (c) below.
(b)Any Bank may sell participations to one or more banks or other entities (other than the Company and its Affiliates) (each a “Participant”), other than an Ineligible Institution, in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Outstanding Credit Exposure); provided that (i) such Bank’s obligations under this Agreement (including its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of the Outstanding Credit Exposure of such Bank for all purposes of this Agreement and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 10.1 or of any other Credit Document. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.10 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Credit Documents; provided that each Bank shall retain the right of setoff provided in Section 12.10 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.10, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.11 as if each Participant were a Bank. The Company further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, 4.4 and 4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 12.1(c); provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.3, 4.4 or 4.5 than the Bank that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.5 to the same extent as if it were a Bank (it being understood that the documentation required under Section 4.5 shall be delivered to the participating Bank). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more financial institutions or other Persons (other than an Ineligible Institution) all or any part of its rights and obligations under this Agreement; provided that (i) unless such assignment is to another Bank, an Affiliate of such assigning Bank, or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto, such Bank has received the prior written consent of the Agent and the Company (so long as no Event of Default exists), which consents of the Agent and the Company shall not be unreasonably withheld, conditioned or delayed, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof, and (ii) the minimum principal amount of any such assignment (other than assignments to a Federal Reserve Bank or central bank, to another Bank, to an Affiliate of such assigning Bank or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto) shall be $5,000,000 (or such lesser amount consented to by the Agent and, so long as no Event of Default shall be continuing, the Company, which consents shall not be unreasonably withheld or delayed); provided that after giving effect to such assignment the assigning Bank shall have a Commitment of not less than $5,000,000 (unless otherwise consented to by the Agent and, so long as no Event of Default shall be continuing, the Company), unless such assignment constitutes an assignment of all of the assigning Bank’s Commitment, Loans and other rights and obligations hereunder to a single assignee. Notwithstanding the foregoing sentence, (x) any Bank may at any time, without the consent of the Company or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release the transferor Bank from its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto; and (y) no assignment by a Bank to any Affiliate of such Bank shall release such Bank from its obligations hereunder unless (I) the Agent and, so long as no Event of Default exists, the Company have approved such assignment or (II) the creditworthiness of such Affiliate (as determined in accordance with customary standards of the banking industry) is no less than that of the assigning Bank.
(d)Any Bank may, in connection with any sale or participation or proposed sale or participation pursuant to this Section 12.1, disclose to the purchaser or participant or proposed purchaser or participant any information relating to the Company furnished to such Bank by or on behalf of the Company; provided that prior to any such disclosure of non-public information, the purchaser or participant or proposed purchaser or participant (which purchaser or participant is not an Affiliate of a Bank) shall agree to preserve the confidentiality of any confidential information (except any such disclosure as may be required by law or regulatory process) relating to the Company received by it from such Bank.
(e)Assignments under this Section 12.1 shall be made pursuant to an agreement (an “Assignment Agreement”) substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto and shall not be effective until a $3,500 fee has been paid to the Agent by the assignee, which fee shall cover the cost of processing such assignment; provided that such fee shall not be incurred in the event of an assignment by any Bank of all or a portion of its rights under this Agreement to (i) a Federal Reserve Bank, (ii) a Bank or an Affiliate of the assigning Bank or (iii) any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto. The Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Company, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice.

12.2Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive the making of the Advances herein contemplated.
12.3Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.
12.4Taxes. Any taxes (excluding income taxes) payable or ruled payable by any Federal or State authority in respect of the execution of the Credit Documents shall be paid by the Company, together with interest and penalties, if any.
12.5Choice of Law. THE CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR ARISING HEREUNDER OR UNDER ANY CREDIT DOCUMENT.
12.6Headings. Section headings in the Credit Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Credit Documents.
12.7Entire Agreement. The Credit Documents embody the entire agreement and understanding between the Company, the Agent and the Banks and supersede all prior agreements and understandings between the Company, the Agent and the Banks relating to the subject matter thereof.
12.8Expenses; Indemnification. The Company shall reimburse the Agent and the Arrangers for (a) any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel for the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, review, execution, delivery, syndication, distribution (including via the internet), administration, amendment and modification of the Credit Documents and (b) any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel) paid or incurred by the Agent or any Arranger on its own behalf or on behalf of any Bank and, on or after the date upon which an Event of Default specified in Section 9.1(a) or 9.1(e) has occurred and is continuing, each Bank, in connection with the collection and enforcement of the Credit Documents. The Company further agrees to indemnify the Agent, the Arrangers, each Bank and their successors and permitted assigns, and their respective Affiliates, and the directors, officers, employees and agents of the foregoing (all of the foregoing, the “Indemnified Persons”), against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not an Indemnified Person is a party thereto), regardless of whether such matter is initiated by a third party or by the Company or any of its Affiliates or equityholders, which any of them may pay or incur arising out of or relating to this Agreement, the other Credit Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Advance hereunder, any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Company or any Subsidiary or any Environmental Liability related in any way to the Company or any Subsidiary; provided that the Company shall not be liable to any Indemnified Person for any of the foregoing to the extent they are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from the gross negligence or willful misconduct of such Indemnified Person. Without limiting the foregoing, the Company shall pay any civil penalty or fine assessed by OFAC against any Indemnified Person, and all reasonable costs and expenses (including reasonable fees and expenses of counsel to such Indemnified Person) incurred in connection with defense thereof, as a result of any breach or inaccuracy of the representation made in Section 5.13. The obligations of the Company under this Section shall survive the termination of this Agreement.
12.9Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.
12.10Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or during the continuance of an Event of Default, any indebtedness from any Bank or any of its Affiliates to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be, upon prior notice to the Agent, offset and applied toward the payment of the Obligations owing to such Bank or such Affiliate, whether or not the Obligations, or any part hereof, shall then be due; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with Section 4.7(a) and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing the reasonable detail the indebtedness owing to such Defaulting Bank as to which it exercised such right of setoff. The Company agrees that any purchaser or participant under Section 12.1 may, to the fullest extent permitted by law and in accordance with this Agreement, exercise all its rights of payment with respect to such purchase or participation as if it were the direct creditor of the Company in the amount of such purchase or participation.
12.11Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
12.12Nonliability. The relationship between the Company, on the one hand, and the Banks, the Arrangers and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, any Arranger or any Bank shall have any fiduciary responsibilities to the Company. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against each of the Agent, the Arrangers and each Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. None of the Agent, any Arranger or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision or information supplied to the Company by the Banks is for the protection of the Banks and neither the Company nor any third party is entitled to rely thereon. The Company agrees that none of the Agent, any Arranger or any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Credit Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, any Arranger or any Bank, or any of their respective directors, officers, employees or agents, shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Credit Documents or the transactions contemplated thereby.
12.13Other Agents. The Banks identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Syndication Agent” or a “Documentation Agent” (the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto. Nothing contained in this Agreement or otherwise shall be construed to impose any obligation or duty on any Other Agent, other than those applicable to all Banks as such.
12.14USA Patriot Act. Each Bank hereby notifies the Company that pursuant to requirements of the USA Patriot Act, such Bank is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.
12.15Electronic Delivery.
(a)The Company shall use its commercially reasonable best efforts to transmit to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and the other Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Borrowing Notice, Conversion/Continuation Notice or notice of prepayment, (ii) any notice of a Default or an Event of Default or (iii) any communication that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Advance hereunder (all such non-excluded communications, collectively, “Communications”), in an electronic/soft medium in a format reasonably acceptable to the Agent to such e-mail address as designated by the Agent from time to time. In addition, the Company shall continue to provide Communications to the Agent or any Bank in the manner specified in this Agreement but only to the extent requested by the Agent or such Bank. Each Bank and the Company further agrees that the Agent may make Communications available to the Banks by posting Communications on IntraLinks or a substantially similar Electronic System (the “Platform”). Subject to the conditions set forth in the proviso in the immediately preceding sentence, nothing in this Section 12.15 shall prejudice the right of the Agent to make Communications available to the Banks in any other manner specified herein.
(b)Each Bank agrees that an e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in clause (c) below) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Bank for purposes of this Agreement. Each Bank agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(c)Each party hereto agrees that any electronic Communication referred to in this Section 12.15 shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent, provided that if such Communication is not so received by a Person during the normal business hours of such Person, such Communication shall be deemed delivered at the opening of business on the next business day for such Person.
(d)Each party hereto acknowledges that the distribution of material through an electronic medium is not necessarily secure and there are confidentiality and other risks associated with such distribution. Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Communications through an Electronic System, except to the extent that such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.
12.16Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Bank on a non-confidential basis from a source other than the Company, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the written consent of the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH BANK ACKNOWLEDGES THAT INFORMATION (AS DEFINED ABOVE) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION (AS DEFINED ABOVE), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE COMPANY AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE PROVIDED TO THE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
12.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees that: (i) none of the Arrangers, the Agent or the Banks or their respective Affiliates are subject to any fiduciary or other implied duties, (ii) the Company agrees that the Arrangers, the Agent and the Banks are acting under this Agreement and the Credit Documents as independent contractors and that nothing in this Agreement or the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or other implied duty between the Arrangers, the Agent, and the Banks, on one hand, and the Company and the Company’s respective equity holders or the Company and its respective affiliates, on the other hand, (iii) none of the Arrangers, the Agent or the Banks or their respective Affiliates are advising the Company or any of its Affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, (iv) the Company has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Arrangers, the Agent or the Banks or their respective Affiliates have any responsibility or liability to the Company or any of its Affiliates with respect thereto and (v) each of the Arrangers, the Agent and the Banks and their respective Affiliates may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates.

12.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
ARTICLE XIII
THE AGENT
13.1Appointment. U.S. Bank National Association is hereby appointed Agent hereunder, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative on behalf of such Bank. The Agent agrees to act as such upon the express conditions contained in this Article XIII. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement nor shall the have any implied duties, regardless of whether a Default or Event of Default has occurred and is continuing.
13.2Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Company or a Bank or any implied duties to the Banks or any obligation to the Banks to take any action hereunder (whether a Default or Event of Default has occurred and is continuing), except any action specifically provided by this Agreement to be taken by the Agent.
13.3General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.
13.4No Responsibility for Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any Credit Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.
13.5Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Banks (or all of the Banks if required by Section 10.1), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
13.6Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.
13.7Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
13.8Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent (in the Agent’s capacity as Agent) ratably in accordance with their respective Pro Rata Shares (i) for any amounts not reimbursed by the Company for which the Agent (in the Agent’s capacity as Agent) is entitled to reimbursement by the Company under the Credit Documents, (ii) for any other expenses reasonably incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and for which the Agent (in the Agent’s capacity as Agent) is not entitled to reimbursement by the Company under the Credit Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents, and for which the Agent is not entitled to reimbursement by the Company under the Credit Documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction of the Agent.
13.9Rights as a Bank. With respect to its Commitment and any Advance made by it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include U.S. Bank National Association in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if it were not the Agent.
13.10Bank Credit Decision. (a) Each Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(a)Without limiting clause (a) above, each Bank acknowledges and agrees that neither such Bank nor any of its Affiliates, participants or assignees may rely on the Agent to carry out such Bank’s or other Person’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as amended or replaced, the “CIP Regulations”), or any other applicable law, rule, regulation or order of any governmental authority, including any program involving any of the following items relating to or in connection with the Company or any of its Subsidiaries or Affiliates or agents, the Credit Documents or the transactions contemplated hereby: (i) any identity verification procedure; (ii) any recordkeeping; (iii) any comparison with a government list; (iv) any customer notice or (v) any other procedure required under the CIP Regulations or such other law, rule, regulation or order.
(b)Within ten (10) days after the date of this Agreement and at such other times as are required under the USA Patriot Act, each Bank and each assignee and participant that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent a certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying as to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations.
13.11Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Banks and the Company. Upon any such resignation, the Majority Banks shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 12.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
13.12Additional ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).
13.13Erroneous Payments.
(a)If the Agent notifies a Bank or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 13.13(b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting Section 13.13(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)(A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 13.13(b).
(c)Each Lender Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Credit Document, or otherwise payable or distributable by the Agent to such Lender Party from any source, against any amount due to the Agent under Section 13.13(a) or under the indemnification provisions of this Agreement.
(d)An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Agent from the Company for the purpose of making such Erroneous Payment.
(e)To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment.

(f)Each party’s agreements under this Section 13.13 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.
ARTICLE XIV
NOTICES
14.1Giving Notice. Except as otherwise permitted by Section 2.13(d) with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid; provided that notices to the Agent under Article II shall not be effective until received. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website, including an Electronic System, shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
14.2Change of Address. The Company, the Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 11.1, this Agreement shall be effective when it has been executed by the Company, the Agent and the Banks and the Agent has received counterparts of this Agreement executed by the Company and the Banks or written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.
Without notice to or consent of the Company, the Agent and each Bank may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Company and any other parties thereto. The Agent and each Bank may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Agent’s or such Bank’s possession constituting an “authoritative copy” under UETA. If the Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Agent and each Bank may rely on any such electronic signatures without further inquiry.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company, the Banks and the Agent have executed this Agreement as of the date first above written.

CONSUMERS ENERGY COMPANY

By:	/s/ Sri Maddipati
Name: Srikanth Maddipati
Title: Vice President and Treasurer

Address:

One Energy Plaza
Jackson, MI 49201
Attention: Heather Wilson
Confirmation (Phone) No: (517) 788-0598
E-Mail Address: heather.wilson@cmsenergy.com
Signature Page to
Term Loan Credit Agreement
Consumers Energy Company

U.S. BANK NATIONAL ASSOCIATION, as
Agent and as a Bank

By:	/s/ Jenna Papaz
Name: Jenna Papaz
Title: Senior Vice President

Address:

U.S. Bank National Association
1095 Avenue of the Americas, 15th Floor
Attention: Ann Marie Griffiths
Phone: 917.326.3990
Email: annmarie.gordon@usbank.com

With a copy to:
U.S. Bank National Association
Attention: Agency Services
Email: agencyserviceslcmshared@usbank.com
Signature Page to
Term Loan Credit Agreement
Consumers Energy Company

SUMITOMO MITSUI BANKING CORPORATION, as Syndication Agent and as a Bank

By:	/s/ Suela Von Bargen
Name: Suela Von Bargen
Title: Director

Signature Page to
Term Loan Credit Agreement
Consumers Energy Company

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Alex Rolfe
Name: Alex Rolfe
Title: Vice President

Signature Page to
Term Loan Credit Agreement
Consumers Energy Company

EXHIBIT A
FORM OF OPINION FROM
MELISSA M. GLEESPEN, ESQ.
(Attached)

A CMS Energy Company
July 22, 2022
To:    The Agent and the Banks
which are parties to the Agreement
referred to below
Re:    $1,000,000,000 Term Loan Credit Agreement
Dear Ladies and Gentlemen:
I am Vice President, Corporate Secretary and Chief Compliance Officer of Consumers Energy Company, a Michigan corporation (“Consumers”). I have represented Consumers in connection with the Term Loan Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Consumers, the Banks named therein and U.S. Bank National Association, as Agent.
This opinion is delivered to you pursuant to Section 11.1(f)(i) of the Credit Agreement. Capitalized terms used herein that are defined in, or by reference in, the Credit Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein.
In connection with this opinion, I, or another attorney admitted to the Bar in the State of Michigan in the Consumers Legal Department have (i) investigated such questions of law, and (ii) examined originals, or certified, conformed or reproduction copies, of such agreements, instruments, documents and records of Consumers, such certificates of public officials and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion. I, or another attorney admitted to the Bar in the State of Michigan in the Consumers Legal Department have examined, among other documents, the Credit Agreement.
In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures of parties (other than the signatures of the officers of Consumers), the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to me as conformed or facsimile, electronic or photostatic copies.
To the extent it may be relevant to the opinions expressed herein, I have assumed (i) that all of the parties to the Credit Agreement (other than Consumers) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to execute (if applicable) and deliver the Credit Agreement, to perform their obligations thereunder and to consummate the transactions contemplated thereby, and (ii) that the Credit Agreement has been duly authorized, executed (if applicable) and delivered by all of the parties thereto (other than Consumers), and constitutes valid and binding obligations of all the parties thereto (other than Consumers).
One Energy Plaza ● Jackson, MI 49201-2357 ● Tel: 1 800 477 5050 ● www.consumersenergy.com

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:
1.Consumers is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.
2.Consumers has the requisite corporate power, and has taken all corporate action necessary to authorize it, to execute and deliver the Credit Agreement and to perform its obligations thereunder.
3.Consumers has duly executed and delivered the Credit Agreement.
4.The execution, delivery and performance by Consumers of the Credit Agreement in accordance with its terms:
(a)does not require under the federal laws of the United States of America or the laws of the State of Michigan any filing or registration by Consumers with, or approval or consent to Consumers of, any governmental agency or regulatory body of the United States of America or the State of Michigan except for the authorization to issue, sell or guarantee secured and/or unsecured long-term debt granted by the Federal Energy Regulatory Commission in Docket No. ES22-24-000 (hereinafter the “FERC Order”). The FERC Order is in full force and effect as of the date hereof;
(b)does not contravene any provision of the articles of incorporation of Consumers or the bylaws of Consumers;
(c)does not violate any law, or regulation of any governmental agency or regulatory body, of the United States of America or the State of Michigan applicable to Consumers or its property;
(d)does not breach, violate or cause a default under, or require the approval or consent of any person (other than any consent or approval which has been obtained and is in full force and effect on the date hereof) pursuant to, any contractual restriction imposed by an indenture or any other agreement or instrument evidencing or governing indebtedness for borrowed money of Consumers or violate any court decree or order binding upon Consumers or its property; and
(e)does not result in or require the creation or imposition of any Lien (except as otherwise contemplated by the terms of the Credit Agreement).
5.Consumers is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.In a properly presented case, a Michigan court or a federal court applying Michigan choice of law rules should give effect to the choice of law provisions of the Credit Agreement and should hold that the Credit Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Michigan, except in the case of those provisions set forth in the Credit Agreement the enforcement of which would contravene a fundamental policy of the State of Michigan. In the course of our review of the Credit Agreement, nothing has come to my attention to indicate that any of such provisions would do so. Notwithstanding the foregoing, even if a Michigan court or a federal court holds that the Credit Agreement is to be
One Energy Plaza ● Jackson, MI 49201-2357 ● Tel: 1 800 477 5050 ● www.consumersenergy.com governed by the laws of the State of Michigan, the Credit Agreement constitutes a legal, valid and binding obligation of Consumers, enforceable under Michigan law (including usury provisions) against Consumers in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).
The opinions set forth above are subject to the following qualifications:
(A)I am admitted to the Bar in the State of Michigan. The opinions set forth herein are limited to the laws of the State of Michigan and, solely with respect to the opinions expressed in paragraphs 4(a), (c) and (d) and 5 above, the federal laws of the United States of America.
(B)I express no opinion with respect to (i) the laws, rules, regulations, ordinances, administrative decisions or orders of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or (iii) any state tax laws.
(C)I express no opinion as to the enforceability of the Credit Agreement.
(D)With regard to the opinion set forth in paragraph 4(d), I do not express any opinion as to whether the execution, delivery or performance by Consumers of the Credit Agreement will constitute a violation of, or a default under, any covenant, restriction or provision that requires a determination with respect to financial ratios or financial tests or any aspect of the financial condition or results of operations of Consumers.
This opinion is being furnished only to you in connection with the Credit Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without my prior written consent; provided, that each assignee of a Bank that hereafter becomes a Bank under the Credit Agreement pursuant to Section 12.1 thereof may rely on this opinion with the same effect as if it were originally addressed to such assignee and delivered on the date hereof. The opinions expressed above are based solely on factual matters in existence as of, and the transactions occurring on, the date hereof and laws and regulations in effect on the date hereof, and I assume no obligation to revise or supplement this opinion letter should such factual matters change or other transactions occur or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Truly yours,

/s/Melissa M. Gleespen
Melissa M. Gleespen
Vice President, Corporate Secretary and Chief
Compliance Officer of Consumers Energy Company
One Energy Plaza ● Jackson, MI 49201-2357 ● Tel: 1 800 477 5050 ● www.consumersenergy.com

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
I, _________________, ______________ of Consumers Energy Company, a Michigan corporation (the “Company”), DO HEREBY CERTIFY in connection with the Term Loan Credit Agreement, dated as of July 22, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Company, various financial institutions and U.S. Bank National Association, as Agent, that:
Article VIII of the Credit Agreement provides that the Company shall: “At all times, maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.”
The following calculations are made in accordance with the definitions of Total Consolidated Debt and Total Consolidated Capitalization in the Credit Agreement and are correct and accurate as of _____________, ___:

A. Total Consolidated Debt
	(a) Indebtedness for borrowed money	$____________
plus	(b) Indebtedness for deferred purchase price of property/services	(+) $__________
plus	(c) Liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan).	(+) $__________
plus	(d) Liabilities in connection with withdrawal liability under ERISA to any Multiemployer Plan	(+) $__________
plus	(e) Obligations under acceptance facilities	(+) $__________
plus	(f) Obligations under Capital Leases	(+) $__________
plus	(g) Obligations under interest rate swap, “cap”, “collar” or other hedging agreement	(+) $__________
plus	(h) Off-Balance Sheet Liabilities	(+) $__________
plus	(i) non-contingent obligations in respect of letters of credit and bankers’ acceptances	(+) $__________
plus	(j) Guaranties, endorsements and other contingent obligations	(+) $__________

plus	(k) elimination of reduction in Debt due to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 to “fair value” any Debt or other liabilities of the Company or any Subsidiary	(+) $__________
plus	(l) elimination of reduction in Debt due to application of Accounting Standards Codification Subtopic 470-20	(+) $__________
minus	(m) Principal amount of any Securitized Bonds	(-) $__________
minus	(n) Junior Subordinated Debt of the Company, Hybrid Equity Securities and Hybrid Preferred Securities of the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary	(-) $__________
minus	(o) Agreed upon percentage of Net Proceeds from issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities)	(-) $__________
minus	(p) Liabilities on the Company’s balance sheet resulting from the disposition of the Palisades Nuclear Plant	(-) $__________
minus	(q) Debt of Affiliates of the Company of the type described in clause (v) of the definition of “Total Consolidated Debt”	(-) $__________
minus	(r) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10	(-) $__________
	Total	$____________
B.	Total Consolidated Capitalization:
	(a) Total Consolidated Debt	$____________
plus	(b) The sum of Items A(n), A(o) and A(q) above[1]	(+) $__________
plus	(c) Equity of common stockholders	(+) $__________
plus	(d) Equity of preference stockholders	(+) $__________
plus	(e) Equity of preferred stockholders	(+) $__________
	Total	$_____________
C.	Debt to Capital Ratio (total of A divided by total of B)	_____ to 1.00

1 In the case of securities of the type described in A(o), only to the extent such securities have been deemed to be equity pursuant to Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150).

IN WITNESS WHEREOF, I have signed this Certificate this ___ day of _________, ___.

Name:
Title:

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________
2.    Assignee:    ______________________________ [and is an Affiliate of Assignor]
3.    Borrower:    Consumers Energy Company
4.    Agent:    U.S. Bank National Association, as the Agent under the Credit Agreement.
5.    Credit Agreement:    Term Loan Credit Agreement, dated as of July 22, 2022, among Consumers Energy Company, the Banks party thereto, and U.S. Bank National Association, as Agent.
6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Outstanding Credit Exposure for all Banks[1]	Amount of Commitment/Outstanding Credit Exposure Assigned[1]	Percentage Assigned of Commitment/Outstanding Credit Exposure[2]
____________	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%
7.    Trade Date:    ______________________________ 3
Effective Date: _________ __, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

_________________________
1    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2    Set forth, to at least 9 decimals, as a percentage of the Commitment/Outstanding Credit Exposure of all Banks thereunder.
3    Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEER]

By:
Name:
Title:

[Consented to and]4 Accepted:
U.S. BANK NATIONAL ASSOCIATION, as Agent

By: Name:
Title:
[Consented to:]5
[NAME OF RELEVANT PARTY]

By: Name:
Title:
________________________________
4    To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
5    To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Credit Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Advances or the Credit Documents.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Credit Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 2 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are
Annex 1

reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1

SCHEDULE 1
TO
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

Administrative Questionnaire

On File with Agent

SCHEDULE 2
TO
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

US and Non-US Tax Information Reporting Requirements

EXHIBIT D
TERMS OF SUBORDINATION
[JUNIOR SUBORDINATED DEBT]
ARTICLE ____
SUBORDINATION
Section __.1. Applicability of Article; Securities Subordinated to Senior Indebtedness.
(a)    This Article ____ shall apply only to the Securities of any series which, pursuant to Section ___, are expressly made subject to this Article. Such Securities are referred to in this Article ____ as “Subordinated Securities.”
(b)    The Issuer covenants and agrees, and each Holder of Subordinated Securities by his acceptance thereof likewise covenants and agrees, that the indebtedness represented by the Subordinated Securities and the payment of the principal and interest, if any, on the Subordinated Securities is subordinated and subject in right, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Indebtedness.
“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed by the Issuer (including purchase money obligations) or evidenced by debentures (other than the Subordinated Securities), notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by the Issuer; (ii) all capital lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by the Issuer or in effect guaranteed by the Issuer; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Issuer (whether or not such obligation is assumed by the Issuer), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Securities, as the case may be, including all other debt securities and guaranties in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with the Issuer which act as a financing vehicle of the Issuer in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among the Issuer and its affiliates; and/or (vii) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Securities.

This Article shall constitute a continuing obligation to all Persons who, in reliance upon such provisions become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.
Section __.2. Issuer Not to Make Payments with Respect to Subordinated Securities in Certain Circumstances.
(a)    Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium and interest thereon shall first be paid in full, or such payment duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of any Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before the maturity of such Senior Indebtedness, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article ____).
(b)    Upon the happening and during the continuation of any default in payment of the principal of, or interest on, any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Issuer with respect to the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights, or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before such default and notice thereof, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article ____).
(c)    In the event that, notwithstanding the provisions of this Section ___.2, the Issuer shall make any payment to the Trustee on account of the principal of or interest on Subordinated Securities, or on account of any sinking fund provisions of such Subordinated Securities, after the maturity of any Senior Indebtedness as described in Section ___.2(a) above or after the happening of a default in payment of the principal of or interest on any Senior Indebtedness as described in Section ___.2(b) above, then, unless and until all Senior Indebtedness which shall have matured, and all premium and interest thereon, shall have been paid in full (or the declaration of acceleration thereof shall have been rescinded or annulled), or such default shall have been cured or waived or shall have ceased to exist, such payment (subject to the provisions of Sections ___.6 and ___.7) shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of such Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all such Senior Indebtedness remaining unpaid to the extent necessary to pay the same in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. The Issuer shall give prompt written notice to the Trustee of any default in the payment of principal of or interest on any Senior Indebtedness.
Section __.3. Subordinated Securities Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Issuer. Upon any distribution of assets of the Issuer in any dissolution, winding up, liquidation or reorganization of the Issuer (whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
(a)    the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof and premium and interest due thereon, or provision shall be made for such payment, before the Holders of Subordinated Securities are entitled to receive any payment on account of the principal of or interest on such Subordinated Securities;
(b)    any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article ____ with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), to which the Holders of Subordinated Securities or the Trustee on behalf of the Holders of Subordinated Securities would be entitled except for the provisions of this Article ____ shall be paid or delivered by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision thereof to the holders of such Senior Indebtedness; and
(c)    in the event that notwithstanding the foregoing provisions of this Section ___.3, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article ____ with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), shall be received by the Trustee or the Holders of the Subordinated Securities on account of principal of or interest on the Subordinated Securities before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section ___.6 and ___.7) shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in clause (b) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.
The Issuer shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of the Issuer.
The consolidation of the Issuer with, or the merger of the Issuer into, another corporation or the liquidation or dissolution of the Issuer following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article ____ hereof shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section ___.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated such in Article ____.
Section __.4. Holders of Subordinated Securities to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness until all amounts owing on Subordinated Securities shall be paid in full, and for the purposes of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Issuer or by or on behalf of the Holders of Subordinated Securities by virtue of this Article ____ which otherwise would have been made to the Holders of Subordinated Securities shall, as between the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, be deemed to be payment by the Issuer to or on account of the Senior Indebtedness, it being understood that the provisions of this Article ____ are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
Section __.5. Obligation of the Issuer Unconditional. Nothing contained in this Article ____ or elsewhere in this Indenture or in any Subordinated Security is intended to or shall impair, as among the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders of Subordinated Securities the principal of, and interest on, Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of Subordinated Securities and creditors of the Issuer other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article ____ of the holders of Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Issuer referred to in this Article ____, the Trustee and Holders of Subordinated Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or, subject to the provisions of Section ___ and ___, a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other Person making such payment or distribution to the Trustee or the Holders of Subordinated Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article ____.
Nothing contained in this Article ____ or elsewhere in this Indenture or in any Subordinated Security is intended to or shall affect the obligation of the Issuer to make, or prevent the Issuer from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and, except as provided in subsections (a) and (b) of Section ___.2, payments at any time of the principal of, or interest on, Subordinated Securities.
Section __.6. Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Issuer shall give prompt written notice to the Trustee of any fact known to the Issuer which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Subordinated Securities. Notwithstanding the provisions of this Article ____ or any provision of this Indenture, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to or by the Trustee, unless at least two Business Days prior to the making of any such payment, the Trustee shall have received written notice thereof from the Issuer or from one or more holders of Senior Indebtedness or from any representative thereof or from any trustee therefor, together with proof satisfactory to the Trustee of such holding of Senior Indebtedness or of the authority of such representative or trustee; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections ___ and ___, shall be entitled to assume conclusively that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of the holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a representative of or trustee on behalf of any such holder). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distribution pursuant of this Article ____, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article ____, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and nothing in this Article ____ shall apply to claims of, or payments to, the Trustee under or pursuant to Section ___.
Section __.7. Application by Trustee of Monies or Government Obligations Deposited with It. Money or Government Obligations deposited in trust with the Trustee pursuant to and in accordance with Section ____ shall be for the sole benefit of Securityholders and, to the extent allocated for the payment of Subordinated Securities, shall not be subject to the subordination provisions of this Article ____, if the same are deposited in trust prior to the happening of any event specified in Section ___.2. Otherwise, any deposit of monies or Government Obligations by the Issuer with the Trustee or any paying agent (whether or not in trust) for the payment of the principal of, or interest on, any Subordinated Securities shall be subject to the provisions of Section ___.1, ___.2 and ___.3 except that, if prior to the date on which by the terms of this Indenture any such monies may become payable for any purposes (including, without limitation, the payment of the principal of, or the interest, if any, on any Subordinated Security) the Trustee shall not have received with respect to such monies the notice provided for in Section ___.6, then the Trustee or the paying agent shall have full power and authority to receive such monies and Government Obligations and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. This Section ___.7 shall be construed solely for the benefit of the Trustee and paying agent and, as to the first sentence hereof, the Securityholders, and shall not otherwise effect the rights of holders of Senior Indebtedness.
Section __.8. Subordination Rights Not Impaired by Acts or Omissions of Issuer or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holders or by any noncompliance by the Issuer with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Subordinated Securities, without incurring responsibility to the Holders of the Subordinated Securities and without impairing or releasing the subordination provided in this Article ____ or the obligations hereunder of the Holders of the Subordinated Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection for such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Issuer, as the case may be, and any other Person.

Section __.9. Securityholders Authorize Trustee to Effectuate Subordination of Securities. Each Holder of Subordinated Securities by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article ____ and appoints the Trustee his attorney-in-fact for such purpose, including in the event of any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) the immediate filing of a claim for the unpaid balance of his Subordinated Securities in the form required in said proceedings and causing said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Holders of said Subordinated Securities.
Section __.10. Right of Trustee to Hold Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all of the rights set forth in this Article ____ in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.
With respect to the holders of Senior Indebtedness of the Issuer, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article ____, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Sections ___.2 and ___.3, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Subordinated Securities, the Issuer or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article ____ or otherwise.
Section __.11. Article ____ Not to Prevent Events of Defaults. The failure to make a payment on account of principal or interest by reason of any provision in this Article ____ shall not be construed as preventing the occurrence of an Event of Default under Section ____.

SCHEDULE 1
Intentionally Omitted
Sch.-1

SCHEDULE 2
COMMITMENT SCHEDULE

BANK	COMMITMENT
U.S. Bank National Association	$350,000,000
Sumitomo Mitsui Banking Corporation	$350,000,000
PNC Bank, National Association	$300,000,000
AGGREGATE COMMITMENT	$1,000,000,000
Sch.-2